Exhibit 99.2

PRB Energy, Inc.

Pro Forma Balance Sheet

(Unaudited)

(In thousands, except share amounts)

	September 30,	Pro Forma	Footnote	Pro Forma September 30,
	2006	Adjustments	Reference	2006

Assets

CURRENT ASSETS:
Cash and cash equivalents	$12,292	$2,480	(1) & (2)	$14,772
Restricted cash	3,039	—		3,039
Accounts receivable	1,490	—		1,490
Inventory	929	—		929
Prepaid expenses	779	—		779
TOTAL CURRENT ASSETS	18,529	2,480		21,009
Oil and gas properties - successful efforts method of accounting:
Proved properties	5,542	1,000	(3)	6,542
Unproved leaseholds	328	10,700	(3)	11,028
Wells-in-progress	4,781	—		4,781
Total oil and gas properties	10,651	11,700		22,351
Less: accumulated depreciation, depletion and amortization	(376)	—		(376)
NET OIL AND GAS PROPERTIES	10,275	11,700		21,975
Gathering and other property and equipment	9,437	—		9,437
Less: accumulated depreciation and amortization	(1,636)	—		(1,636)
NET GATHERING AND OTHER PROPERTY AND EQUIPMENT	7,801	—		7,801
Other non-current assets:
Deferred debt issuance costs	1,143	5,146	(4)	6,289
Less: accumulated amortization	(267)	—		(267)
Net deferred debt issuance costs	876	5,146		6,022
Other non-current assets	1,220	—		1,220
TOTAL OTHER NON-CURRENT ASSETS	2,096	5,146		7,242
TOTAL ASSETS	$38,701	$19,326		$58,027

PRB Energy, Inc.

Pro Forma Balance Sheet

(Unaudited)

(In thousands, except share amounts)

	September 30,	Pro Forma	Footnote	Pro Forma September 30,
	2006	Adjustments	Reference	2006

Liabilities and Stockholders Equity

CURRENT LIABILITIES:
Accounts payable	$1,633	$—		$1,633
Accrued expenses and other current liabilities	1,498	—		1,498
TOTAL CURRENT LIABILITIES	3,131	—		3,131
Subordinated convertible notes and other debt, less current portion	21,975	15,000	(5)	36,975
Other non-current liabilities	2,839	—		2,839
TOTAL LIABILITIES	27,945	15,000		42,945
Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Common stock, 40,000,000 shares authorized; 8,271,894 and 9,521,894 issued, respectively; 7,351,994 and 8,601,994 outstanding, respectively	8	1	(4)	9
Treasury stock	(800)	—		(800)
Additional paid-in-capital	21,902	4,325	(4)	26,227
Accumulated deficit	(10,354)	—		(10,354)
TOTAL STOCKHOLDERS EQUITY	10,756	4,326		15,082
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$38,701	$19,326		$58,027

(1)             Net cash proceeds of $3,650,000 from financing after payments to sellers of properties and for debt issuance fees.

(2)             Cash payment of $1,170,000 as deposit to seller for acquisition of properties.

(3)             Acquisition of $1,000,000 of proved developed oil and gas properties and $10,700,000 of unevaluated leaseholds.

(4)             Debt issuance costs incurred of $820,000 for professional fees and $4,326,000 for cost of equity issuance of 1,250,000 common shares at $0.001 par value and additional paid-in capital at $3.46 per share.

(5)             $15,000,000 of senior secured debentures issued by the lenders.